EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation
Beazer Clarksburg, LLC	Maryland
Beazer Employee Disaster Assistance Corp.	Georgia
Beazer Gain, LLC	Delaware
Beazer General Services, Inc.	Delaware
Beazer Homes Capital Trust I	Delaware
Beazer Homes, LLC	Delaware
Beazer Homes Holdings, LLC	Delaware
Beazer Homes Indiana LLP	Indiana
Beazer Homes Indiana Holdings Corp.	Delaware
Beazer Homes Investments, LLC	Delaware
Beazer Homes Sales, Inc.	Delaware
Beazer Homes Texas Holdings, Inc.	Delaware
Beazer Homes Texas, L.P.	Delaware
Beazer-Inspirada LLC	Delaware
Beazer Mortgage Corporation	Delaware
Beazer Realty Corp.	Georgia
Beazer Realty Los Angeles, Inc.	Delaware
Beazer Realty Services, LLC	Delaware
BH Building Products, LP	Delaware
BH Procurement Services, LLC	Delaware
Clarksburg Arora LLC	Maryland
Clarksburg Skylark, LLC	Maryland
Elysian Heights Potomia, LLC	Virginia
Dove Barrington Development LLC	Delaware
Gatherings, LLC	Delaware
Security Title Insurance Company	Vermont